Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934


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                                   ADC Telecommunications, Inc.
       -----------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                                   ADC Telecommunications, Inc.
       -----------------------------------------------------------------
                  (Name of Person(s) Filing Proxy Statement)

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[     ]   Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-
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[    ] Check box if any part of the fee is offset as provided by Exchange Act
Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid
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
[LOGO]                                              Definitive
ADC Telecommunications, Inc.
4900 West 78th Street
Minneapolis, Minnesota  55435-5480
(612) 938-8080









                 ---------------------------------------------
                    NOTICE OF ANNUAL SHAREHOLDERS' MEETING
                         TO BE HELD FEBRUARY 27, 1996
                 --------------------------------------------

TO THE SHAREHOLDERS OF ADC TELECOMMUNICATIONS, INC.:

     NOTICE IS HEREBY GIVEN that the Annual Shareholders' Meeting of ADC Telecommunications, Inc. (the "Company") will be held at the Lutheran Brotherhood Building, 625 Fourth Avenue South, Minneapolis, Minnesota 55415, on Tuesday, February 27, 1996, at 3:30 p.m. Central Standard Time, for the purpose of considering and acting upon:

   (1)    The election of three directors for terms expiring in 1999.

   (2) A proposal to amend the Company's Restated Articles of Incorporation to increase the number of authorized shares of Common Stock from 100,000,000 to 300,000,000.

   (3) Such other business as may properly come before the meeting and any adjournments thereof.

     Shareholders of record on January 11, 1996, are the only persons entitled to notice of and to vote at the meeting.

     Your attention is directed to the attached Proxy Statement. If you do not expect to be present at the meeting, please fill in, sign, date and mail the enclosed Proxy as promptly as possible in order to save the Company further solicitation expense. There is enclosed with the Proxy an addressed envelope for which no postage is required if mailed in the United States.

                          BY ORDER OF THE BOARD OF DIRECTORS

                                     DAVID F. FISHER
                                        Secretary

January 24, 1996

[LOGO]                                              Definitive
ADC Telecommunications, Inc.
4900 West 78th Street
Minneapolis, Minnesota  55435-5480
(612) 938-8080


                               ---------------
                                PROXY STATEMENT
                               ---------------

                         ANNUAL SHAREHOLDERS' MEETING
                         TO BE HELD FEBRUARY 27, 1996

     The enclosed Proxy is solicited by the Board of Directors of ADC Telecommunications, Inc. (the "Company") in connection with the Annual Shareholders' Meeting of the Company to be held on February 27, 1996, and at any and all adjournments thereof (the "Annual Meeting"). The costs of solicitation, including the cost of preparing and mailing the Notice of Annual Shareholders' Meeting and this Proxy Statement, are being paid by the Company. In addition, the Company will, upon the request of brokers, dealers, banks, voting trustees and their nominees who are holders of record of shares of the Company's Common Stock on the record date specified below, bear their reasonable expenses for mailing copies of this material to the beneficial owners of such shares. Officers and other regular employees of the Company who will receive no extra compensation for their services may solicit Proxies in person or by telephone or facsimile. In addition, the Company has retained Morrow & Co., Inc. to assist in the solicitation of Proxies for a fee estimated to be $5,000 plus out-of-pocket expenses. The Proxy Statement and accompanying form of Proxy will be first mailed to shareholders on or about January 24, 1996.


     The Proxy may be revoked at any time prior to its exercise by giving written notice of revocation to an officer of the Company or by filing a new written appointment of a proxy with an officer of the Company. Unless so revoked, properly executed Proxies will be voted in the manner set forth in this Proxy Statement or as otherwise specified by the shareholder giving such Proxy.

     Shareholders of record on January 11, 1996, are the only persons entitled to vote at the Annual Meeting. As of that date, there were issued and outstanding 62,775,883 shares of Common Stock, the only outstanding voting securities of the Company.

     The Company declared a dividend of one share for each share held, effective February 28, 1995, for shareholders of record as of February 15, 1995, and all references to shares in this Proxy Statement reflect this dividend. Each shareholder is entitled to one vote for each share held.

                         SECURITY OWNERSHIP OF CERTAIN
                       BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth, as of December 31, 1995, unless otherwise noted, certain information with respect to all shareholders known to the Company to have been beneficial owners of more than five percent of its Common Stock, and information with respect to the Company's Common Stock beneficially owned by directors of the Company, the executive officers of the Company included in the Summary Compensation Table set forth under the caption "Executive Compensation" below and all directors and executive officers of the Company as a group. Except as otherwise indicated, the shareholders listed in the table have sole voting and investment powers with respect to the Common Stock owned by them.



                                                                   Percent of
     Name and Address                   Amount and Nature of      Common Stock
     of Beneficial Owner                Beneficial Ownership       Outstanding
-------------------------------         --------------------      ------------
   State Farm Mutual Automobile               6,895,748               11.0%
      Insurance Company
   One State Farm Plaza
   Bloomington, Illinois  61710

   FMR Corp.                                 6,528,500<1>             10.0%
   82 Devonshire Street
   Boston, MA 02109

   Kopp Investment Advisors, Inc.            4,432,283<2>              7.0%
   6600 France Avenue South, Suite 672
   Edina, Minnesota  55435

   Perrybell Investments, Inc.               3,513,590<3>              5.6%
   600 South Highway 169, Suite 850
   Saint Louis Park, Minnesota  55426

   William J. Cadogan                          292,687<4>                 *
   Lynn J. Davis                               228,208<4>                 *
   Frederick D. Lawrence                        37,270<4>                 *
   Robert E. Switz                              22,901<4>                 *
   Richard S. Gilbert                           10,730<4>                 *
   Warde F. Wheaton                             25,020<5>                 *
   Thomas E. Holloran                           23,000<5>                 *
   Charles W. Oswald                            22,000<5>                 *
   Donald M. Sullivan                           18,000<5>                 *
   John D. Wunsch                               14,000<5,6>               *
   Jean-Pierre Rosso                            12,400<5>                 *
   B. Kristine Johnson                          12,200<5>                 *
   James C. Castle                               9,500<5>                 *
   Alan E. Ross                                  8,000<5>                 *
   All executive officers and directors        828,746<7>              1.3%
   as a group  (19 persons)
_______________
*Less than 1%

1 FMR Corp. ("FMR"), certain of FMR's subsidiaries and Edward C. Johnson 3d were beneficial owners of 6,528,500 shares of Common Stock as of December 31, 1995. Such entities and related persons possess sole voting power with respect to 9,500 of such shares and sole dispositive power with respect to all of such shares.

2 Kopp Investment Advisors, Inc. ("KIA") serves as an investment advisor for the accounts of individual clients. KIA does not possess voting power regarding shares held in client accounts but exercises limited investment power regarding such shares. As of December 31, 1995, KIA client accounts collectively owned 3,500,891 shares of Common Stock and the remaining 931,392 shares were controlled by LeRoy C. Kopp, President of KIA, and/or members of his family.

3 As of December 31, 1995, Perrybell Investments Inc. ("Perrybell"), an investment advisory company, had custody of 3,513,590 shares of Common Stock for accounts of its clients and trusts. Mr. Wunsch is President of Perrybell. Perrybell may vote shares held on behalf of its clients if they fail to direct the manner in which the shares are to be voted and may exercise limited investment powers with respect to the shares. Title to all shares is held by Forsam & Co. (of which Mr. Wunsch is a general partner) or Cede & Co., as nominee for Perrybell.

4 Includes (a) shares issuable pursuant to stock options exercisable within 60 days after the date of this Proxy Statement and (b) shares held in trust for the benefit of the executive officers benefit pursuant to the CompanyOs Retirement Savings and Stock Ownership Plan (the "Retirement Plan"). For Mr. Cadogan (a) 224,196 options and (b) 1,411 shares; for Mr. Davis (a) 179,016 options and (b) 3,592 shares; for Mr. Lawrence (a) 30,666 options and (b) 44 shares; for Mr. Switz (a) 22,856 options and (b) 45 shares; and for Mr. Gilbert
(a) 10,500 options and (b) 230 shares.

5 Includes shares issuable pursuant to options exercisable within 60 days after the date of this Proxy Statement granted under the Company's Nonemployee Director Stock Option Plan. For Mr. Wheaton options to purchase 14,000 shares; for Mr. Holloran options to purchase 14,000 shares; for Mr. Oswald options to purchase 14,000 shares; for Mr. Sullivan options to purchase 14,000 shares; for Mr. Wunsch options to purchase 14,000 shares; for Mr. Rosso options to purchase 14,000 shares; for Ms. Johnson options to purchase 10,000 shares; for Dr. Castle options to purchase 8,000 shares; and for Mr. Ross options to purchase 8,000 shares.

6 Does not include 3,513,590 shares held in custody by Perrybell, of which Mr. Wunsch is President. See footnote 3 above.

7 Includes (a) 637,190 shares issuable pursuant to stock options exercisable within 60 days after the date of this Proxy Statement and (b) 9757 shares held in trust for the benefit of executive officers pursuant to the Retirement Plan.


                             ELECTION OF DIRECTORS

     The number of directors is currently set at ten, and the directors are divided into three classes. The members of each class are elected to serve three-year terms with the term of office of each class ending in successive years. James C. Castle, Ph.D., Donald M. Sullivan and John D. Wunsch are the directors in the class whose term expires at the Annual Meeting. The Board of Directors has nominated Dr. Castle and Messrs. Sullivan and Wunsch for election to the Board at the Annual Meeting for terms expiring at the Annual Shareholders' Meeting in 1999.

     The affirmative vote of a majority of the shares of Common Stock present and entitled to vote at the meeting is required for the election of the above nominees to the Board of Directors. Proxies solicited by the Board of Directors will, unless otherwise directed, be voted to elect Dr. Castle and Messrs. Sullivan and Wunsch. Shares represented by proxies as to which the authority to vote for a nominee has been withheld will be deemed present and entitled to vote for purposes of determining the existence of a quorum and calculating the numbers of votes cast, but will be deemed not to have been voted in favor of the candidate with respect to whom the proxy authority has been withheld. In the unlikely event that the nominees are not candidates for election at the Annual Meeting, the persons named as proxies will vote for such other persons as the Board of Directors or proxies may designate.

     The table below gives certain information concerning the nominees and other directors:

             NAME          AGE   NOMINEE OR CONTINUING DIRECTOR AND TERM
     --------------------  ---   ---------------------------------------------
  James C. Castle, Ph.D.   59     Director; nominee with term expiring in 1999
  Donald M. Sullivan       60     Director; nominee with term expiring in 1999
  John D. Wunsch           47     Director; nominee with term expiring in 1999
  Thomas E. Holloran       66     Director with term expiring in 1998
  Charles W. Oswald        67     Director with term expiring in 1998
  Alan E. Ross             60     Director with term expiring in 1998
  Warde F. Wheaton         66     Director with term expiring in 1998
  William J. Cadogan       47     Director with term expiring in 1997
  B. Kristine Johnson      44     Director with term expiring in 1997
  Jean-Pierre Rosso        55     Director with term expiring in 1997

     Dr. Castle has been a director of the Company since 1994. He has been the Chairman of the Board and Chief Executive Officer of U.S. Computer Services, the leading provider worldwide of computer services to the cable industry and a provider of billing services to the cable, telephony, financial services and utility industries, since 1992. For one year prior to such time, he was President of Teradata Corporation, until that company merged with NCR Corporation, a subsidiary of AT&T. From 1987 to 1991 he was Chairman of the Board, President, Chief Executive Officer and a director of Infotron Systems Corporation. Dr. Castle is a director of Par Technology Corporation, Leasing Solutions, Inc. and Digital Sound Corporation.

     Mr. Sullivan has been a director of the Company since 1990. He has served as President and a director of MTS Systems Corporation, a manufacturer of products, systems and software that analyze engineering designs, evaluate materials and automate production processes, since 1982. He has been Chief Executive Officer since 1987 and Chairman of the Board since 1994. His prior positions with MTS include Chief Operating Officer, Executive Vice President and Vice President. Mr. Sullivan is a director of TSI Incorporated and MTS Systems Corporation.

     Mr. Wunsch has been a director of the Company since 1991. He has served as President of Perrybell Investments, Inc., a registered investment advisory company, since 1990. He was Executive Director of the law firm of Bogle & Gates from 1988 to 1990.

     Mr. Holloran has been a director of the Company since 1985. He has held the position of Professor in the Graduate School of Business at the University of St. Thomas, St. Paul, Minnesota, since 1985. From 1976 to 1985, Mr. Holloran served as Chairman of the Board and Chief Executive Officer of Inter-Regional Financial Group, Inc. Mr. Holloran is a director of Flexsteel Industries, Inc., Medtronic, Inc., MTS Systems Corporation and National City Bancorporation.

     Mr. Oswald has been a director of the Company since 1985. He has served as a director of National Computer Systems, Inc., a provider of information systems and services to education, commercial and financial markets, since 1970. He was Chief Executive Officer of that company from 1970 to 1994 and Chairman of the Board from 1970 to 1995.

     Mr. Ross has been a director of the Company since 1994. From 1993 until his retirement on January 2, 1996, he served as President of the Telecommunications Division at Rockwell International Corporation, where he had been employed since 1988. From 1990 to 1993 Mr. Ross was Vice President of the Digital Communications Division at Rockwell International Corporation, and from 1988 to 1990 he was Vice President and General Manager of the Network Transmission Systems of that company.


     Mr. Wheaton has been a director of the Company since 1980. He served as President of the Defense and Marine Systems Business of Honeywell Inc., a manufacturer of control and information systems, from 1988 until his retirement in 1989. Prior to such time he served as Executive Vice President of Honeywell's Aerospace and Defense Business.

     Mr. Cadogan has been a director of the Company since 1991. He has been President and Chief Operating Officer of the Company since 1990, Chief Executive Officer since 1991, and Chairman of the Board since 1994. He was Senior Vice President of the Telecom Group of the Company from 1989 to 1990 and served as a Vice President from 1987 to 1989. Prior to joining the Company Mr. Cadogan was employed by Intelsat, most recently as General Manager of Business Development. Mr. Cadogan is a director of Banta Corp.

     Ms. Johnson has been a director of the Company since 1990. She is a Vice President of Medtronic, Inc., a manufacturer of cardiac pacemakers and other medical products, and President of its Tachyarrhythmia Management business. She has served as a Vice President of Medtronic since 1984. Ms. Johnson is a director of six closed-end investment companies managed by Voyageur Fund Managers, Inc.

     Mr. Rosso has been a director of the Company since 1993. Mr. Rosso is President, Chief Executive Officer and a director of Case Corporation, a manufacturer of construction and agriculture equipment. Mr. Rosso was President of the Home and Building Control division of Honeywell, Inc. from 1991 to 1994 and President of Honeywell Europe, in Brussels, Belgium, from 1987 to 1991. Mr. Rosso is a director of Inland Steel Industries.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

     During the fiscal year ended October 31, 1995, the Board of Directors held nine meetings and acted by three written actions. Each director attended at least 75% of the aggregate of the total number of meetings of the Board of Directors plus the total number of meetings of all committees of the Board on which he or she served, except Dr. Castle. The Board of Directors has an Audit Committee and a Compensation and Organization Committee.

     The Audit Committee recommends to the Board of Directors the selection of independent accountants and reviews the activities and reports of the independent accountants as well as the internal accounting controls of the Company. The Audit Committee is comprised of Messrs. Sullivan, Holloran, Oswald and Castle. During fiscal 1995 the Audit Committee held four meetings.

     The Compensation and Organization Committee determines the compensation for executive officers of the Company, establishes the Company's compensation policies and practices and recommends to the Board of Directors nominees for directors. No procedures have been established for considering nominations by shareholders. The Compensation and Organization Committee is comprised of Messrs. Holloran, Ross, Rosso, Wheaton and Wunsch and Ms. Johnson. During fiscal 1995 the Compensation and Organization Committee held four meetings.

COMPENSATION OF DIRECTORS

     Directors who are not employees of the Company are paid an annual retainer of $16,000 plus a fee of $1,000 for each Board meeting attended and $850 for each committee meeting attended. In addition, directors acting as chairpersons of Board committees receive an additional annual retainer of $1,500. Amounts received by a director may be deferred pursuant to the Company's Restated Compensation Plan for Directors. Interest is paid on deferred amounts based on the prime commercial rate of Norwest Bank Minnesota, N.A.


     Since 1990, the Company has maintained the Directors' Supplemental Retirement Plan (the "Supplemental Plan") for nonemployee directors. The Supplemental Plan covers directors who die or retire from the Board after at least five years of continuous service as a director. The Supplemental Plan provides for monthly benefits for a period of time based on the directorOs service or, in the event of death before all benefits are paid, for death benefits payable to the director's estate. The monthly amount of the benefit is equal to 1/12 of the director's annual retainer in effect at the directorOs retirement or death. The benefit is payable monthly for the period of months equal to the director's service but cannot exceed 120 months. Benefits are payable upon the later of (i) the date the director attains age 65 or (ii) the date the director ceases to be a director. In the event of a change in control of the Company, unpaid benefits are commuted to a present value lump sum and paid within five days of the change in control. In the event of the director's death, unpaid benefits are commuted to a present value lump sum and paid to the director's estate.


NONEMPLOYEE DIRECTOR STOCK OPTION PLAN


     Since 1991, the Company has maintained a Nonemployee Director Stock Option Plan (the "Director Option Plan"). A total of 220,000 shares of Common Stock are reserved for issuance under the Director Option Plan. Each director of the Company is eligible to participate in the Director Option Plan unless such director is an employee of the Company or any subsidiary of the Company. Under the Director Option Plan, a new nonemployee director automatically is granted an option to purchase 8,000 shares of Common Stock at the time such director is first elected to the Board of Directors. In addition, each incumbent nonemployee director who has previously received such an initial option grant automatically is granted an option to purchase 4,000 shares at the time of each annual meeting of the Company's shareholders thereafter; provided that the Company's "return on equity" for the fiscal year immediately preceding such annual meeting was at least 10%. For purposes of the Director Option Plan, "return on equity" is defined as the percentage determined by dividing (i) the net income of the Company for such fiscal year by (ii) the total shareholdersO investment in the Company as of the end of the next preceding fiscal year. All options granted under the Director Option Plan have an exercise price equal to the fair market value of the Company's Common Stock on the date of grant and become exercisable one year after the date of grant. The option exercise price is payable in cash. The options expire 10 years from the date of grant (subject to earlier termination in the event of death) and are not transferable (except by will or the laws of descent and distribution).


                            EXECUTIVE COMPENSATION

COMPENSATION AND ORGANIZATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

OVERVIEW AND PHILOSOPHY

The Compensation and Organization Committee (the "Committee") of the Board of Directors is responsible for the Company's executive compensation philosophy, major compensation policies and Board governance. The Committee is also responsible for determining all aspects of the compensation paid to the Chief Executive Officer, and reviews and approves recommendations for compensation paid to the other executive officers. The Committee has access to an independent compensation consultant and to competitive compensation data. The Committee is comprised entirely of outside, independent directors.

The primary objectives of the Company's executive compensation program are to:

- Provide compensation that will attract, retain and motivate a superior executive team.

-     Motivate the achievement of important Company performance goals.

- Align the interests of the executive officers with those of Company shareholders.

The executive compensation program provides an overall level of compensation opportunity that is competitive with comparably sized companies within the telecommunications and electronics industries ("Comparable Companies"). Many of these companies are included in the Telecommunications Equipment Company Index ("Telco Index"), a broad industry index with approximately 147 companies, which appears in the "Comparative Stock Performance Table" below.

The sections below describe the Company's approach to executive compensation, and provide commentary on each major element of the program. The Committee, however, retains the right to consider additional factors in setting executive
compensation levels for individual officers.   These include individual
performance, potential and retention. The Committee may also factor in various measures of Company performance above and beyond those formally included in the Company's incentive plans.

The Committee noted and took into account that, in fiscal 1995 the Company grew its revenue by 31% and its operating income by 25% over fiscal 1994, and that the total shareholder return on the Common Stock of the Company in fiscal 1995 was 69%.

EXECUTIVE COMPENSATION PROGRAM

The Company's executive compensation program is comprised of base salary, annual incentive compensation, long-term incentive compensation, and various benefits generally available to all full-time employees of the Company.

Base Salary
Base salary levels for the Company's executives are targeted at the 50th percentile in comparison to the Comparable Companies. In determining actual salaries, the Committee also takes into account individual experience, performance during the preceding 12 months, future potential, and other issues particular to the executive and the Company. Salaries for the Company's executives generally fall within a band of plus or minus 25% from the average salaries paid by the Comparable Companies.

Annual Incentive Compensation
The Management Incentive Plan ("MIP") is the Company's annual incentive program for executives and key managers. MIP awards are based primarily upon overall Company and business unit performance as compared to predetermined financial goals; additionally, individual performance is taken into account in determining actual MIP payouts. Target MIP award levels are set at approximately the 50th percentile level of similar incentive programs offered by the Comparable Companies.

For each MIP goal, the Company predetermines three levels of financial performance and how these will relate to MIP award payouts. A threshold level of performance is established that will produce an award equal to 30% of target payout. Targeted performance produces an award of 100% of target payout, and a maximum level of performance generates an award of 200% of target payout. The financial performance goals and standards are approved and monitored by the Committee. MIP awards are not made unless the Company achieves an after-tax return on equity of at least 10%.

For fiscal 1995, the following measures of Company performance and weighting were selected: 30% on corporate and business unit revenue, 40% on corporate and business unit operating income, 10% on a key corporate or divisional goal (the corporate goal was international revenue), and 20% on individual contribution. In fiscal 1995, all targeted corporate measures were significantly exceeded.

Effective for fiscal 1996, the Committee approved a plan whereby Vice Presidents and above who meet a certain salary grade level may elect to receive up to 50% of their annual incentive payout in the form of stock options. Options are valued using the Black Scholes methodology and are awarded at a multiple of ten times the cash equivalent. The option price is the fair market value of the stock on the day the options are granted by the Committee (approximately December 15, 1996). The options will vest one-third on each of October 31, 1998, 1999 and 2000.

Long-Term Incentive Compensation
The Company's long-term incentive compensation program is comprised exclusively of stock-based awards issued under the 1991 Stock Incentive Plan. Through this Plan, the Company provides periodic stock option and restricted stock awards to the Company's executives and key managers.

Long-term incentives are granted at approximately the 50th percentile level compared to similar programs at the Comparable Companies. In addition to industry competitive practice data, the Committee takes into consideration factors such as overall Company performance and the amounts of stock options and restricted stock already outstanding or previously granted in determining the size of stock option grants. The Company has developed and implemented stock ownership guidelines for its officers. Minimum ownership guidelines range from one to four times salary for the group and should be achieved within four years of achieving officer status. The Committee considers each officer's actual stock ownership compared to the guidelines in making ongoing stock option awards. Prior to 1993, the Company provided long-term incentive compensation through a combination of stock options and restricted shares, each granted on a periodic basis. In 1993, the Committee determined that senior executives would receive regular long-term incentive awards solely in the form of stock options. In 1994, this practice was extended to other executives. Restricted stock is used selectively by the Committee as circumstances warrant.

Stock options are generally granted to each eligible executive and manager every three years. Stock options have an exercise price equal to the fair market value of the Company's Common Stock on the date of grant, have a ten-year term, and have exercise restrictions that lapse ratably over a three-year period. Consistent with the Committee policy to award grants on a cyclical basis, eligible executives and managers received stock option grants in fiscal year 1995. One-third of the options vest on each of October 31, 1995, 1996 and 1997. For stock awards granted in fiscal 1995, the Committee took into consideration past company performance and meeting the stock ownership targets in determining the size of the awards.

Benefits
The Company provides medical and pension benefits to its executives that are generally similar to those available to Company employees. The Company does provide a flexible perquisite benefit to its senior executives that does not exceed 10% of salary for any named executive officer.

CHIEF EXECUTIVE OFFICER COMPENSATION

Mr. Cadogan's base salary at the beginning of the fiscal year was $400,000. He received a 10% merit increase during the year, which raised his salary to $440,000. In determining to raise Mr. Cadogan's salary, the Committee considered such factors as the Company's financial performance in comparison to that of other companies, the Company's strategic product and market positioning, Mr. Cadogan's leadership within the Company and the industry, his performance on personal objectives, and his pay in relation to the pay of the chief executive officers of the Comparable Companies. The base salary of $440,000 places Mr. Cadogan's pay at approximately the median of the salaries of chief executive officers of the Comparable Companies.

Mr. Cadogan's annual incentive award in fiscal 1995 was determined in accordance with the MIP program. The award was $356,067, which represented 170% of his target award under the MIP. In addition to the Company's financial results, the Committee also considered, without assigning relative weights, Mr. Cadogan's performance with respect to the following objectives (set at the beginning of the fiscal year): leadership; strategic planning; human resources; communication with stockholders; and community, industry and board relations. The Committee believes Mr. Cadogan has demonstrated effective leadership, has placed the Company in a strong position for future growth, and has enabled the Company to achieve extremely strong results in fiscal 1995.

In accordance with the Company's long-term incentive program described above, Mr. Cadogan received a stock option grant in fiscal 1995 of 109,800 shares. These options will vest one-third on each October 31, 1995, 1996 and 1997.

162(m) POLICY

The Committee does not believe that annual compensation provided to any of the executive officers named in the table entitled "Summary Compensation Table" below will exceed $1 million within the meaning of Section 162(m) of the Internal Revenue Code. Under 162(m), all compensation in excess of $1 million for any such officer must meet certain requirements related to company performance and shareholder approval in order for the Company to fully deduct these amounts. In fiscal 1995, the Company's 1991 Stock Incentive Plan was amended to provide that options granted under the Plan would not be included in calculations under 162(m). It is the Committee's intention to keep all executive compensation fully deductible now and in the future, but the Committee reserves the right to provide non-deductible compensation if it deems it to be in the best interests of the Company and its shareholders.

                                   Thomas E. Holloran, Chairman
                                   B. Kristine Johnson
                                   Alan E. Ross
                                   Jean-Pierre Rosso
                                   Warde F. Wheaton
                                   John D. Wunsch

                                   Members
                                   Compensation and Organization Committee

Summary Compensation Table

     The following table sets forth the cash and noncash compensation for each of the last three fiscal years awarded to or earned by the Chief Executive Officer of the Company and the four other most highly compensated executive officers of the Company.

                                                                                    Long Term
                                                   Annual Compensation             Compensation
                                          -------------------------------------    ------------
                                                                                     Securities
                                                                      Other          Underlying     All Other
                                          Salary       Bonus(1)       Annual           Options/     Compen-
Name and Principal Position      Year     ($)          ($)         Compensation        SARs (#)     sation(2)($)
----------------------------     ----     -------      --------    ------------      ----------     -------------
William J. Cadogan, Chairman     1995     $439,119     $356,007         -0-         109,800/-0-      $42,815
of the Board, President,         1994     $356,780     $300,000     $163,836(3)     208,000/-0-      $30,791
Chief Executive Officer and      1993     $289,424     $160,000     $132,676(3)         -0-/-0-      $22,384
Chief Operating Officer

Lynn J. Davis, Senior Vice       1995     $242,062     $172,462         -0-          40,500/-0-      $27,876
President, President Broadband   1994     $199,439     $105,033     $122,877(3)       6,750/-0-      $20,496
Connectivity Group               1993     $168,769     $ 96,631     $ 76,283(3)         -0-/-0-      $13,213

Frederick D. Lawrence, Senior    1995     $304,270     $107,904         -0-             -0-/-0-       $1,500
Vice President, President        1994     $175,577     $123,778         -0-          70,000/-0-          -0-
Transmission Group(4)

Robert E. Switz, Vice President, 1995     $186,218     $114,207         -0-             -0-/-0-       $8,761
Chief Financial Officer(5)       1994     $144,712     $ 95,668         -0-          43,950/-0-      $30,000

Richard S. Gilbert, Senior       1995     $190,288     $ 97,973         -0-          35,500/-0-      $16,314
Vice President, President        1994     $128,863     $ 68,202     $105,701(3)      25,500/-0-       $2,635
Enterprise Networking Group(6)   1993     $ 40,192     $ 38,914         -0-           3,000/-0-      $19,583

___________________
1 The bonus amounts are payable pursuant to the Company's Management Incentive Plan described above under the caption "Compensation and Organization Committee Report on Executive Compensation."


2 The compensation reported includes (a) Company contributions (excluding employee earnings reduction contributions) under the Company's Retirement Savings Plan and (b) amounts credited under the Company's 401(k) Excess Plan (excluding employee deferred compensation). Company contributions under the Retirement Savings Plan accrued during fiscal 1995 were as follows: $8,760 to Mr. Cadogan; $8,648 to Mr. Davis; $0 to Mr. Lawrence; $7,261 to Mr. Switz; and $8,637 to Mr. Gilbert. The amounts credited under the 401(k) Excess Plan during fiscal 1995 were as follows: $32,555 to Mr. Cadogan; $17,728 to Mr. Davis; $0 to Mr. Lawrence; $0 to Mr. Switz; and $6,176 to Mr. Gilbert. In the case of Mr. Switz the compensation reported for 1994 was a hiring bonus. In the case of Mr. Gilbert the compensation reported for 1994 includes the Company contribution under the Retirement Savings Plan accrued during fiscal 1994 in the amount of $889; the compensation reported for 1993 was a hiring bonus.


3 Represents Company reimbursement of income taxes payable by this executive officer upon the lapsing in fiscal 1994 and 1993 of restrictions on previously granted restricted stock awards pursuant to the 1991 Stock Incentive Plan.

4 Mr. Lawrence became employed by the Company in March 1994.

5 Mr. Switz became employed by the Company in January 1994.

6 Mr. Gilbert became a Vice President of the Company in December 1994, President of Kentrox in October 1994 and President of Fibermux in June 1995. The Enterprise Networking Group is comprised of Kentrox Industries Inc. and Fibermux Corporation, which are wholly owned subsidiaries of the Company.

OPTIONS AND STOCK APPRECIATION RIGHTS

     The following tables summarize option grants and exercises during fiscal 1995 to or by the executive officers named in the Summary Compensation Table above, and the value of the options and SARs held by such persons at the end of fiscal 1995. No SARs were granted or exercised during fiscal 1995.


                        Option/SAR Grants in Fiscal 1995
                        ---------------------------------

                                     Individual Grants
                --------------------------------------------------------------
                 Number of       % of Total                                      Potential Realizable Value at Assumed
                 Securities      Options                                         Annual Rates of Stock Price Appreciation
                 Underlying      Granted to       Exercise or                    for Option Term Compounded Annually
                 Options/SARs    Employees in     Base Price      Expiration     ----------------------------------------
Name             Granted (#)     Fiscal Year      ($/Share)       Date                  0%          5%           10%
-------------    ------------    ------------     -----------     ----------     ----------------------------------------
William J.        109,800(1)        6.76%          $23.50          11/01/04            $0      $1,527,817     $3,871,804
Cadogan

Lynn J.            40,500(2)        2.49%          $23.50          11/01/04            $0        $461,900     $1,170,552
Davis

Frederick D.           0               0%          $0                     0            $0              $0             $0
Lawrence

Robert E.              0               0%          $0                     0            $0              $0             $0
Switz

Richard S.         25,500(3)        1.57%          $23.50          11/01/04            $0        $211,368       $535,651
Gilbert            10,000(4)        0.62%          $30.00           5/12/05            $0        $125,784       $318,763

__________________
1 These options were granted on November 1, 1994, and have or will become exercisable as follows: 36,600 on October 31, 1995; 36,600 on October 31, 1996; and 36,600 on October 31, 1997.

2 These options were granted on November 1, 1994, and have or will become exercisable as follows: 13,500 on October 31, 1995; 13,500 on October 31, 1996; and 13,500 on October 31, 1997.

3 These options were granted on November 1, 1994, and have or will become exercisable as follows: 8,500 on October 31, 1995; 8,500 on October 31, 1996; and 8,500 on October 31, 1997.

4 These options were granted on May 12, 1995, and have or will become exercisable as follows: 3,333 on May 1, 1996; 3,334 on May 1, 1997; and 3,333 on May 1, 1998.

             Aggregated Option/SAR Exercises in Fiscal Year 1995 and
            --------------------------------------------------------
                 Value of Options and SARs at End of Fiscal 1995
                ------------------------------------------------

                                                       Number of Unexercised
                                                       Options/SARs at End        Value of Unexercised In-the-
                         Shares         Value          of Fiscal 1995             Money Options/SARs at End of
                         Acquired on    Realized(1)    (Exercisable/             Fiscal 1995 (Exercisable/
                         Exercise (#)   ($)            Unexercisable)            Unexercisable)(2)
----------------------   ------------   ------------   ----------------------   -------------------------------
William J. Cadogan         73,216       $2,566,097       224,196/275,868(3)       $6,589,213/$5,340,495(3)

Lynn J. Davis                   0               $0        179,016/29,250(4)         $5,946,112/$494,156(4)

Frederick D. Lawrence           0               $0         30,666/39,334(5)           $632,486/$811,263(5)

Robert E. Switz                 0               $0         22,856/21,094(5)           $507,105/$468,011(5)

Richard S. Gilbert          6,134          $93,924         10,500/28,000(5)           $183,500/$402,125(5)
__________________

1 Value determined by subtracting the exercise price per share from the market value per share of the Company's Common Stock at date of exercise.

2 Value determined by subtracting the exercise price per share from the market value per share of the Company's Common Stock at the end of fiscal 1995.

3 The amounts indicate the number and value of unexercised options held by Mr. Cadogan as of October 31, 1995. As of such date, Mr. Cadogan also held unexercised Limited Stock Appreciation Rights ("LSARs") with respect to 16,664 shares, all of which are exercisable in the event of a change in control and as of the end of fiscal 1995 are valued at $566,576. Such LSARs were granted in tandem with options granted in fiscal 1990. The exercise of an option reduces the number of LSARs by a corresponding number of shares, and the exercise of an LSAR would similarly reduce the number of shares subject to the related option.

4 The amounts indicate the number and value of unexercised options held by Mr. Davis as of October 31, 1995. As of such date, Mr. Davis also held unexercised LSARs with respect to 40,000 shares, all of which are exercisable in the event of a change in control and as of the end of fiscal 1995 are valued at $1,360,000. Such LSARs were granted in tandem with options granted in fiscal 1990. The exercise of an option reduces the number of LSARs by a corresponding number of shares, and the exercise of an LSAR would similarly reduce the number of shares subject to the related option.

5 The amounts indicate the number and value of unexercised options held as of October 31, 1995. As of such date, no SARs or LSARs were held by such executive officer.

PENSION PLANS

     The Company's Retirement Savings and Stock Ownership Plan (the "Retirement Plan"), which is a tax qualified defined benefit pension plan, provides for monthly benefits for life upon retirement and survivor benefits for the spouse of an employee who dies before retirement. Benefit payments are based on the sum of a "past service benefit" and a "future service benefit." The past service benefit is calculated on the basis of a formula which multiplies the number of years of credited service prior to January 1, 1988, by a dollar amount equal to 1% of the employee's average annual compensation for the five years prior to January 1, 1988, plus .5% of the employee's average annual compensation in excess of $30,000. The future service benefit equals the sum of the benefit amounts determined separately under a formula for each calendar year of service after December 31, 1987, including the year of retirement. The benefit amount for the plan year ended December 31, 1988, is calculated on the basis of a formula which divides the number of days of plan participation in 1988 by 365 and multiplies that figure by a dollar amount equal to 1% of the employee's annualized compensation for the year plus .5% of the employee's annualized compensation in excess of the Social Security table wage base for that year. The benefit amounts for the plan year ended December 31, 1989, and all plan years thereafter are calculated on the basis of a formula which divides the number of days of plan participation in each such year by 365 and multiplies that figure by a dollar amount equal to 1% of the employee's annualized compensation for the year up to the adjusted covered compensation for the year plus 1.4% of the employee's annualized compensation for the year in excess of the adjusted covered compensation for that year. Adjusted covered compensation is a rounded amount which is 150% of the average of the Social Security taxable wage bases in effect for the 35-year period ending in the year the benefit is being determined for an individual who attains Social Security retirement age in such year. Adjusted covered compensation for the 1995 plan year was $39,000. No more than 30 years can be taken into account in determining the past and future service benefits. Effective January 1, 1994, the Retirement Plan was amended to provide a minimum benefit for both past and future service equal to $25 for each month of benefit service. In order to be eligible for the minimum benefit for service prior to January 1, 1994, a participant must have had average annual hours of employment for the ten year period ended December 31, 1993 (or total employment, if less than ten years) of at least 1,872. Eligibility for the minimum benefit for service since December 31, 1993, requires a minimum of 1,872 total hours of employment for each plan year. The pension benefit will be equal to the greater of (a) the past and future service formula calculations, or (b) the minimum benefit. If a participant does not qualify for the minimum benefit, the pension benefit will be based on the results of the past and future service formulas. The estimated annual benefits payable to Messrs. Cadogan, Davis, Lawrence, Switz and Gilbert upon normal retirement at age 65 are $53,598, $59,352, $35,588, $32,595, and $47,464, respectively.
These estimates are based on the assumption that each such employee's compensation remains equal to the employee's current salary plus his current target bonus payable under the Company's Management Incentive Plan.

     The Company maintains a 401(k) Excess Plan (the "Excess Plan") intended to compensate certain employees, as determined in the discretion of the Board of Directors, for the amount of benefits lost under the Retirement Plan due to participation in the Company's Deferred Compensation Plan (which permits employees to defer until retirement payments made to them under the Company's Management Incentive Plan) and for benefits which cannot be paid from the Retirement Plan because of maximum benefit and compensation limitations under the Internal Revenue Code of 1985, as amended (the "Code"). Upon termination of employment, participants receive a lump sum payment equal to the amount of such benefits. The estimated annual benefits payable under the Excess Plan to Messrs. Cadogan, Davis, Lawrence, Switz and Gilbert upon normal retirement at age 65 are $143,167, $46,157, $68,676, $27,337 and $36,032, respectively.
These estimates are based on the assumption that each employee's compensation until retirement remains equal to the individual's current salary plus his current target bonus payable under the Company's Management Incentive Plan.


     In March 1993 the Company entered into a Supplemental Executive Retirement Plan with Mr. Cadogan, effective as of November 1, 1990 (the "SERP"). The SERP provides for supplemental retirement income benefits that allow Mr. Cadogan, upon the termination of his employment with the Company and subject to certain conditions, to receive a single lump sum payment on the first day of the calendar month following his termination of employment with the Company. The amount payable to Mr. Cadogan is derived from a formula based upon an amount equal to 50% of Mr. Cadogan's average monthly compensation during the preceding five years less the total of all benefits attributable to employer contributions which are payable to Mr. Cadogan from the Company's Pension Plan and Pension Excess Plan and certain Social Security benefits payable to him. Reductions from this amount are made if Mr. Cadogan's employment termination occurs prior to his 50th birthday. Benefits payable under the SERP are unfunded and will be paid only from the general assets of the Company.

Change In Control Arrangements

     The Company maintains a Severance Pay Plan to provide severance pay in the event of a change in control of the Company for executive officers and other employees of the Company who are participants in the Management Incentive Plan. The Severance Pay Plan provides for severance pay to those covered employees who terminate employment, either voluntarily or involuntarily, during the two-year period following a change in control. Payment is based on the sum of the employee's base salary and bonus under the Management Incentive Plan, if any. The Severance Pay Plan also provides for a pro rata payment of the employee's bonus under the Management Incentive Plan. Payment will be made in a lump sum upon termination. If there had been a "change in control" (as defined in the Severance Pay Plan) as of the end of fiscal 1995 and the employment of the five executive officers named in the Summary Compensation Table were immediately terminated, then Messrs. Cadogan, Davis, Lawrence, Switz and Gilbert would have been entitled to receive, pursuant to the terms of the Severance Pay Plan, lump sum payments upon termination of $2,325,558, $797,048, $792,348, $589,770, and
$556,330, respectively.


     The Company has certain other compensatory arrangements with its executive officers which will result from a change in control of the Company. All stock option agreements outstanding under the Company's employee stock option and stock award plans provide for the acceleration of exercisability of options if the optionee's employment is terminated within two years following a change in control (except in certain cases where the optionee is terminated for "cause" or resigns without "good reason"). All restricted stock award agreements provide for pro rata vesting of all outstanding shares of restricted stock following a change in control and for full vesting of such shares if the holder's employment is terminated within two years following a change in control. The Retirement Plan and Excess Plan prohibit any decrease in benefits payable under such plans during the two-year period following a change in control of the Company. The Retirement Plan prohibits any decrease in benefits payable under the Retirement Plan during such two-year period and credits up to two years of additional service for employees who terminate employment during this period. The Excess Plan prohibits any decrease in benefits during the two-year period following a change in control of the Company.

                         COMPARATIVE STOCK PERFORMANCE

     The table below compares the cumulative total shareholder return on the Common Stock of the Company for the last five fiscal years with the cumulative total return on the S&P 500 Index and the Telecommunications Equipment Company Index over the same period (assuming the investment of $100 in the Company's Common Stock, the S&P 500 Index and the Telecommunications Equipment Company Index on October 31, 1990, and reinvestment of all dividends).

                                 TOTAL RETURN
YEAR                ADC       S&P 500<1>     TELCO INDEX<2>
----                ---       ---------      --------------
1990                100         100             100
1991                149         132             163
1992                221         145             174
1993                446         167             392
1994                576         173             417
1995                977         219             722

1 Total return calculations for the S&P 500 Index were performed by Investor's Business Daily and are price value calculations.

2 The Telecommunications Equipment Company Index (consisting of approximately 147 companies) is maintained and reported by Investor's Business Daily. Total return calculations for the Index as it appears above were performed by Investor's Business Daily and are price value calculations.

                            SECTION 16(a) REPORTING

   Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than ten percent of the Company's Common Stock, to file with the Securities and Exchange Commission (the "SEC") initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten-percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) reports they file. To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company during the fiscal year ended October 31, 1995, all
Section 16(a) filing requirements applicable to its officers, directors and greater than ten-percent beneficial owners were complied with, except that (i) Frederick D. Lawrence was late in filing one Form 4 report relating to a single stock purchase transaction and (ii) John A. Schofield, a current employee and former executive officer of the Company, was late in filing three Form 4 reports relating in each case to a single stock sale transaction.

             PROPOSAL TO AMEND RESTATED ARTICLES OF INCORPORATION
                      TO INCREASE AUTHORIZED COMMON STOCK

GENERAL

   The Board of Directors has determined that Article 3 of the Company's Restated Articles of Incorporation should be amended and has voted to submit an amendment to the Company's shareholders for adoption. The proposed amendment to Article 3 would increase the number of authorized shares of Common Stock, par value $.20, from 100,000,000 to 300,000,000. The number of shares of Preferred Stock currently authorized by the Company's Restated Articles of Incorporation will remain at 10,000,000. If the amendment is approved by the Company's shareholders, the first sentence of Article 3 of the Company's Restated Articles of Incorporation will read as follows:

     The aggregate number of shares which this corporation shall have authority to issue is 310,000,000 shares, divided into 300,000,000 shares of Common Stock, par value $.20 per share, and 10,000,000 shares of Preferred Stock, no par value.

     As of December 31, 1995, there were 62,767,483 shares of Common Stock outstanding, 4,566,024 shares of Common Stock reserved for future issuance under the Company's 1991 Stock Incentive Plan, 1,946,788 shares of Common Stock reserved for future issuance pursuant to the Company's Stock Option and Restricted Stock Plan, and 104,000 shares of Common Stock reserved for future issuance pursuant to the Company's Nonemployee Director Stock Option Plan. As of December 31, 1995, there were no shares of Preferred Stock outstanding.

     The additional shares of Common Stock for which authorization is sought would be a part of the existing class of Common Stock and, if and when issued, would have the same rights and privileges as the shares of Common Stock presently outstanding. Such additional shares would not (and the shares of Common Stock presently outstanding do not) entitle the holders thereof to preemptive or cumulative voting rights.

PURPOSES AND EFFECTS OF THE AMENDMENTS

     Except for shares reserved as noted above, the Company has no agreements or understandings concerning the issuance of any additional shares of Common Stock. However, the Board believes that additional authorized shares of Common Stock will enable the Company, as the need may arise, to take timely advantage of market conditions and the availability of favorable financing and acquisition opportunities without the delay and expense associated with convening a special shareholders' meeting. The shares of Common Stock could be used for acquisition by the Company of businesses or properties, equity financing, stock dividends and other general corporate purposes.

     Unless required by law or by the rules of any stock exchange on which the Company's Common Stock may in the future be listed, no further authorized vote by the shareholders will be sought for any issuance of shares of Common Stock. Under existing National Association of Securities Dealers, Inc. regulations, approval by a majority of the holders of Common Stock would nevertheless be required prior to the original issuance of additional shares of Common Stock, other than in a public offering for cash, (i) if the Common Stock (including securities convertible into or exercisable for Common Stock) has, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of the Common Stock; or (ii) if the number of shares of Common Stock to be issued is or will be equal to or in excess of 20% of the number of shares outstanding before the issuance of the Common Stock; or
(iii) if the issuance would result in a change in control of the Company.

     The authorized but unissued shares of Common Stock could make more difficult or discourage a merger, tender offer, proxy contest or change in control of the Company and the removal of management, which shareholders might otherwise deem favorable. Under certain circumstances, such shares of Common Stock could be used to create voting impediments, or to frustrate an attempt by a person or entity to effect a takeover or otherwise gain control of the Company, since the issuance of new shares could be used to dilute the stock ownership of such person or entity. Such shares could be sold privately to purchasers who might side with the Board in opposing a takeover bid that the Board determines is not in the best interests of the Company.

     Certain provisions of the Company's Restated Articles of Incorporation (the "Articles") and Bylaws, Minnesota law and the Company's Amended and Restated Rights Agreement (the "Rights Plan") may also have the effect of discouraging certain types of tender offers and other transactions that involve a change in control of the Company. The Articles currently require an 80% shareholder vote in order to approve certain business combinations involving the Company and a related shareholder and to amend provisions of the Articles governing the number, classifications, terms of office, removal and replacement of directors. Under the Company's Articles and Bylaws, the Company's Directors are elected for three-year staggered terms and cumulative voting in the election of Directors is prohibited. This prevents anyone from gaining control of the Board at any single election, thus thwarting this means as a takeover strategy. The Company is also subject to certain provisions of the Minnesota Business Corporation Act which limit the voting rights of shares acquired in "control share acquisitions" and restrict certain "business combinations." In addition, under the Rights Plan rights to purchase Common Stock were issued as a dividend to holders of Common Stock in order to protect the interests of the Company's shareholders against inadequate and coercive offers by encouraging anyone seeking to acquire the Company to negotiate with the Board of Directors.

     The overall effect of the foregoing provisions of the Company's Articles and Bylaws, Minnesota law, the Rights Plan and the ability of the Board of Directors to issue additional shares of Common Stock may be to delay or prevent attempts by other persons or entities to acquire control of the Company without negotiations with the Company's Board of Directors.

BOARD RECOMMENDATION AND SHAREHOLDER VOTE REQUIRED

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE APPROVAL OF THE PROPOSAL TO AMEND THE RESTATED ARTICLES OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK. Unless otherwise directed, the persons named in the accompanying proxy intend to vote the proxies held by them in favor of such proposal. The affirmative vote of the holders of a majority of the shares of Common Stock present and entitled to vote at the Annual Meeting on this item of business is required for the approval of the proposal (provided that the number of shares voted in favor of the proposal constitute more than 25% of the outstanding shares of the Common Stock of the Company).

     If a shareholder abstains from voting as to this proposal, then the shares held by such shareholder shall be deemed present at the Annual Meeting for purposes of determining a quorum and for purposes of calculating the vote with respect to this proposal, but shall not be deemed to have been voted in favor of this proposal. If a broker returns a "non-vote" proxy, indicating a lack of authority to vote on this proposal, then the shares covered by such non-vote shall be deemed present at the meeting for purposes of determining a quorum, but not for purposes of calculating the vote with respect to this proposal.

                        INDEPENDENT PUBLIC ACCOUNTANTS

     Arthur Andersen LLP has audited the books and records of the Company since 1960, and the Board of Directors intends to reappoint Arthur Andersen LLP for the Company's fiscal year ending October 31, 1996. Representatives of Arthur Andersen LLP will be present at the Annual Meeting with the opportunity to make a statement if they desire and will be available to respond to questions. The Audit Committee of the Board of Directors meets at least annually with representatives of Arthur Andersen LLP to review audit and accounting matters and the scope and level of fees for services rendered.

              SHAREHOLDERS PROPOSALS FOR THE NEXT ANNUAL MEETING

     Shareholders wishing to present proposals to be considered at the 1997 annual meeting of shareholders should submit the proposals to the Company in accordance with all applicable rules and regulations of the SEC no later than September 26, 1996.

OTHER MATTERS

     The Company knows of no other matters to come before the Annual Meeting. If other matters are properly brought before the Annual Meeting, it is the intention of the persons named as proxies in the enclosed Proxy to vote as they deem in the best interest of the Company.

                                BY ORDER OF THE BOARD OF DIRECTORS

                                David F. Fisher
                                   Secretary

January 24, 1996